Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of November 28, 2016 (the “Effective Date”), by and between AG&E HOLDINGS INC., an Illinois corporation (“Company”), and Renee Zimmerman, an individual resident in the State of Illinois (“Employee”).

RECITALS

WHEREAS, Company desires to employ Employee as the Chief Financial Officer, Secretary, and Treasurer of Company as of the Effective Date, subject to the terms and conditions of this Agreement; and

WHEREAS, Employee desires to be employed by Company in the aforesaid capacity, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.	Employment.

Company hereby agrees to employ Employee, and Employee hereby accepts employment, as Chief Financial Officer, Secretary and Tresurer, of Company, pursuant to the terms of this Agreement. Employee shall have the duties and responsibilities and perform such administrative and managerial services customary to the position of Chief Financial Officer, Secretary and Tresurer, or as shall be reasonably delegated or assigned to Employee by the Chief Executive Officer or, as the case may be, the Interim Chief Executive Officer from time to time. Employee shall report directly to the Chief Executive Officer or, as the case may be, the Interim Chief Executive Officer. Employee shall devote Employee’s full business time and attention to her responsibilities hereunder.

2.	Effective Date and Term.

The term of Employee’s employment by Company under this Agreement shall commence on November 28, 2016 (the “Effective Date”) and shall continue until the third (3rd) anniversary of the Effective Date (the “Employment Period”). Employee and the Company shall negotiate in good faith, taking into consideration any and all relevant factors, for any extension to such Employment Period.

3.	Compensation and Benefits.

In consideration for the services Employee shall render under this Agreement, Company shall provide to Employee the following compensation and benefits:

3.1     Base Salary. During the first (1st) year of the Employment Period, Company shall pay to Employee an annual base salary at a rate of $185,000.00 (One Hundred and Eighty-Five Thousand Dollars) per annum, subject to all appropriate withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures (but no less frequently than monthly). During the second (2nd) year of the Employment Period, Company shall pay to Employee an annual base salary at a rate of $195,000.00 (One Hundred and Ninety-Five Thousand Dollars) per annum, subject to all appropriate withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures (but no less frequently than monthly. During the third (3rd) and final year of the Employment Period, Company shall pay to Employee an annual base salary at a rate of $210,000.00 (Two Hundred and Ten Thousand Dollars) per annum, subject to all appropriate withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures (but no less frequently than monthly.”

3.2     Bonus. During the Employment Period, Employee shall be entitled to a bonus which shall be based upon a calculation to be determined by the Company’s Compensation Committee.

3.3     Benefits. During the Employment Period and as otherwise provided hereunder, Employee shall be entitled to the following:

3.3.1     Participation in Benefit Plans. Employee shall be entitled to participate in all employee benefit plans, practices and programs maintained by Company and generally available to Company’s senior executive employees, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion subject to the terms of such Employee Benefit Plan and applicable law.

3.4     Automobile Allowance. Employee shall be entitled to an automobile allowance in the amount of $750.00 (Seven Hundred and Fifty Dollars) per month during the Employment Period.

3.5     Expenses. Company shall reimburse Employee for business expenses incurred by Employee in the performance of her duties under this Agreement from time to time, including, without limitation, reimbursement for travel expenses, automobile expenses, mobile phone devices and data plans, upon Employee’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

4.	Termination of the Services.

Employee’s employment hereunder and the Employment Period may be terminated for cause at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”).

4.1     Termination upon Death or Disability of Employee.

4.1.1     Death. Employee’s employment hereunder and the Employment Period shall terminate immediately upon the death of Employee. In such event, all rights of Employee and/or Employee’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5 of this Agreement.

4.1.2     Disability. Company may terminate Employee’s employment hereunder and the Employment Period upon the disability of Employee. For purposes of this Agreement, Employee shall be deemed to be “disabled” if Employee suffers any physical or mental incapacity that renders her unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can either be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by Company in good faith, in consultation with a qualified medical professional. In the event of a dispute as to whether Employee is disabled, Company may refer Employee to a licensed practicing board certified medical doctor (in the field of dispute) selected by Company and Employee jointly, and Employee agrees to submit to such tests and examination as such medical doctor shall deem appropriate to determine Employee’s capacity to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can either be expected to result in death or can be expected to last for a continuous period of not less than six months. In such event, the parties hereby agree that the decision of such medical doctor as to the disability of Employee shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Employee’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause. If the Company and Employee cannot jointly agree on such medical doctor, each shall submit two such qualified medical doctors and such reviewing medical doctor shall be selected by lot.

4.2     Termination by Company for Cause. Company may terminate Employee’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Employee, which termination shall be effective on the date specified by Company in such notice. The Board shall use its commercially reasonable efforts to determine if “Cause” exists, in each such instance using Company’s customary human resource policies and procedures. For purposes of this Agreement, the term “Cause” shall mean Employee:

4.2.1     engaged in any act of material dishonesty, willful malfeasance, gross negligence, or breach of fiduciary duty related to her employment;

4.2.2     indictment for or conviction of, or plea of guilty or nolo contendere to an act of fraud, embezzlement, moral turpitude or constituting a felony, or otherwise engaged in conduct that materially diminishes Employee’s credibility or reputation or is injurious to Company, as reasonably determined by the Board;

4.2.3     refused to perform specific directives from the Board that are consistent with the scope and nature of Employee’s responsibilities

4.2.4     used or been under the influence of illegal drugs or alcohol at the workplace or while performing Company business, or refused to submit for a drug or alcohol test upon Company’s request;

4.2.5     failed to obtain the Board's consent prior to causing Company or any of its subsidiaries to engage in any business with any family members, their affiliates or any entities they work with;

4.2.6     caused, directed or permitted Company to grant incentive equity to any person on terms and conditions not specifically approved by the Board,

4.2.7     caused, directed or permitted Company to pay bonuses or grant raises to employees without prior approval of the President of the Company

4.2.8     after notice and a 10 day opportunity to cure, failed to meet Employee’s other duties and obligations in this Agreement or any policy of Company or any other agreement between Employee and Company, or took or failed to take any action in contravention of the Board charters.

4.3     Termination without Cause; Termination by Employee without Good Reason. Employee may terminate her employment and the Employment Period at any time for any reason upon 60 days’ prior written notice to Company. Company may terminate Employee’s employment and the Employment Period without Cause, upon 30 days’ prior written notice to Employee; provided that, Company shall have the option to provide Employee with a lump sum payment equal to 30 days’ Base Salary in lieu of such notice, which shall be paid in a lump sum within 30 days’ of the date of delivery of such notice of termination to Employee, and for all purposes of this Agreement, Employee’s Termination Date shall be the date on which such notice of termination is delivered to Employee. Upon termination of Employee’s employment with Company for any reason, Employee shall be deemed to have resigned from all positions with Company and its subsidiaries, the Board and any boards of directors or managers of any of Company’s subsidiaries (provided that any such deemed resignations shall not affect Employee’s entitlement (if any) to severance pay and benefits hereunder).

4.4     Termination by Employee for Good Reason.

4.4.1     Employee may terminate Employee’s employment and the Employment Period, in accordance with the process set forth below for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following after the Effective Date:

(i)     a failure to pay or material and permanent reduction in the Base Salary (other than an across-the-board salary reduction applicable on a consistent basis to Company’s other senior Employee officers) or benefits; or

(ii)     a material diminution in or other substantial adverse alteration in the nature or scope of Employee’s authority, duties and responsibilities (including reporting responsibilities) with Company as set forth in this Agreement; provided however for the avoidance of doubt, the hiring of a new chief executive officer or any other senior executive shall not be considered “Good Reason.”

4.4.2     Upon the occurrence of an event constituting Good Reason, Employee shall have the right to terminate her employment hereunder and receive the benefits set forth in Section 4.5 below, upon delivery of written notice to Company no later than the close of business on the tenth day following the date of the first occurrence of the event or condition that would constitute Good Reason; provided, however, that such termination shall only be effective upon the expiration of 30 days after receipt by Company of such written notice (the “Cure Period”) if Company has not cured such Good Reason within the Cure Period. If Company so effects a cure, the Good Reason notice shall be deemed rescinded and of no force or effect. Employee shall otherwise have been deemed to terminate the Employment Period as a result of a Good Reason no later than five days after the lapse of the Cure Period without the necessity of any action, and the effective date of a Good Reason termination shall be the date of Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

4.5     Rights upon Termination.     Upon termination of Employee’s employment and the Employment Period, the following shall apply:

4.5.1     Termination by Company Without Cause or for Good Reason. If Company terminates Employee’s employment and the Employment Period without Cause, or if Employee terminates Employee’s employment and the Employment Period for Good Reason, Employee shall be entitled to receive payment of the Accrued Amounts in lump sum form no later than thirty days after the Termination Date. The term “Accrued Amounts” means (A) any Base Salary amounts that have accrued but have not been paid as of the Termination Date and (B) any accrued but unused vacation, reimbursement for any expense reimbursable under this Agreement, and any vested benefits payable to Employee hereunder accrued through the Termination Date. In addition, subject to Section 4.7 and Section 4.10 below, Company shall, subject to Section 6.14, be obligated to pay Employee (or provide Employee with) the following benefits as severance:

(i)     an amount equal to the balance of Employee’s Base Salary as of the Termination Date for the remainder of the Employment Period, payable in equal monthly installments commencing on the Termination Date, with the first installment to be paid on the 30th day following the Termination Date and the remaining installments being paid on the following monthly anniversaries of the Termination Date; and

(ii)     if Employee timely and properly elects continuation coverage under COBRA, Company shall reimburse Employee for the monthly COBRA premium paid by Employee and her dependents, and such reimbursement shall be paid to Employee on the tenth day of the month immediately following the month in which Employee timely remits the premium payment; provided that Employee shall be eligible to receive such reimbursement until the earliest of (A) expiration of the Employment Period; and (B) the date on which Employee becomes eligible to receive similar medical coverage from another employer.

The treatment of any outstanding equity awards shall be determined in accordance with the terms of the equity incentive plan of Company (whether in effect as of the date hereof or hereafter) and the applicable award agreement.

4.5.2     Termination With Cause by Company or Without Good Reason by Employee. If Company terminates Employee’s employment and the Employment Period with Cause, or if Employee terminates Employee’s employment and the Employment Period other than as a result of a Good Reason, Company shall, subject to Section 6.14, be obligated to pay Employee the Accrued Amounts in lump sum form no later than thirty days after the Termination Date.

4.5.3     Termination Upon Death or Disability. If Employee’s employment and the Employment Period are terminated because of the death or disability of Employee, Company shall, subject to Section 6.14, be obligated to pay Employee or, if applicable, Employee’s estate, the Accrued Amounts in lump sum form no later than thirty days after the Termination Date.

4.6     Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Employee need not attend to any business on behalf of Company.

4.7     Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments to be provided to Employee pursuant to Section 4.5.1, upon termination of Employee’s employment, Employee shall (i) execute and deliver to Company a general release of employment claims against Company and its affiliates in a form reasonably satisfactory to Company (the “Release Period”) following the Termination Date and (ii) continue to comply with the restrictive covenants set forth in the Nondisclosure, Intellectual Property, Noncompetition and Non-Solicitation Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”). In the event Employee challenges or threatens to challenge the validity of these covenants or has breached any provision of the Restrictive Covenant Agreement, (i) all severance payments under this Section 4 shall cease immediately, (ii) Employee shall forfeit her right to any future severance payments and (iii) any and all unvested and/or unexercised equity awards made to Employee under any equity incentive plan of the Company (whether in effect as of the date hereof or hereafter), notwithstanding anything to the contrary in the terms and conditions of such plan or the award of such equity compensation to Employee thereunder, shall be forfeited immediately. In addition, the severance payments and termination benefits to be provided to Employee pursuant to this Section 4 upon termination of Employee’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Employee upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates.

4.8     Return of Property. Except as otherwise permitted by Company in writing, all property of Company, including, without limitation, records, designs, plans, manuals, guides, computer programs, memoranda, pricing lists, devices, processes, pricing policies or methods and other property used by or delivered to Employee by or on behalf of Company or Company’s clients (including, without limitation, clients obtained for Company by Employee), all records and data compiled by Employee that pertain to the business of Company and all cell phones, computers and other devices owned or leased by Company shall be and remain the property of Company, shall be subject at all times to Company’s discretion and control, and shall be delivered and tendered to Company by Employee without the necessity of Company’s request following the termination of Employee’s employment hereunder; provided however Employee shall retain copies of her personal records and files and any other material necessary to enforce this Agreement. Likewise, all correspondence with clients or representatives, reports, records, charts, files, advertising materials and any data collected by Employee, or by or on behalf of Company or its representatives and in Employee’s possession or control, shall be delivered by Employee promptly to Company without the necessity of Company’s request following the termination of Employee’s employment hereunder.

4.9     Cooperation. Employee agrees that during the Employment Period and for a period during which Employee is being compensated under Section 4.5.1 or otherwise following termination of employment for any reason, Employee shall, at Company’s sole expense, upon reasonable advance notice, reasonably assist and cooperate with Company with regard to any investigation or litigation related to a matter or project in which Employee was involved during Employee’s employment so long as such assistance does not unreasonably interfere with Employee’s time or other responsibilities. Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses related to Employee’s services under this Section 4.9 within 30 business days after Employee submits to Company appropriate receipts and expense statements.

4.10     Mitigation. If, after termination of Employee’s employment, Employee earns compensation of any kind on account of consulting service or employment with another firm, any severance amounts otherwise payable under this Section 4 to Employee shall be reduced dollar-for-dollar by such compensation of Employee with such other firm.

5.	Restrictive Covenant Agreement.

Employee expressly acknowledges and agrees that, as a condition to Employee’s employment with Company pursuant to this Agreement, Employee shall execute the Restrictive Covenant Agreement attached hereto as Exhibit A and comply with the provisions thereof.

6.	Miscellaneous.

6.1     Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Employee and is a legal, valid and binding obligation of Company and of Employee, enforceable in accordance with its terms.

6.2     No Conflicts. Employee represents and warrants that the performance by her of her duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which she is a party. Employee has previously provided to Company the agreements and details regarding Employee’s most recent employment.

6.3     Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New Jersey, without reference to New Jersey’s choice of law statutes or decisions.

6.4     Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

6.5     No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

6.6     Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (i) personally delivered or (ii) sent in PDF form by electronic mail (with a confirmation copy sent by one of the other methods authorized in this Section), or (iii) by commercial overnight delivery service or certified or registered mail (return receipt requested), to the parties at the addresses set forth below (postage prepaid):

To Company:	AG&E Holdings Inc.
4630 S. Arville St., Suite E
Las Vegas, NV 89103
Attn: Chairman of Compensation Committee

To Employee:	At the address, electronic mail or fax number most recently contained in Company’s records.

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by electronic mail, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent (and if sent via electronic mail, evidenced by an electronic “return receipt” or confirmation reply by the recipient or if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service or the third business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited in the United States mail if sent by certified or registered mail. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

6.7     Assignment of Agreement. This Agreement shall be personal to Employee for all purposes and shall not be assigned by Employee. Company may assign this Agreement to any successor to all or substantially all of the business or assets of Company. This Agreement shall inure to the benefit of Company and permitted successors and assigns.

6.8     Entire Agreement; Amendments. Unless specifically provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, without limitation, any term sheet between Company or any of its affiliates and Employee. Employee acknowledges that she is not relying upon any representations or warranties concerning her employment by Company except as expressly set forth herein. No amendment or modification to this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

6.9     Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

6.9.1     Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. Employee and the Chairman of the Compensation Committee of the Board of Company will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of 15 days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 6.9.2.

6.9.2     Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 6.9.1 above, then, except for disputes relating to the Restrictive Covenant Agreement described in Section 5, any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Atlantic County, New Jersey in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered thereby shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Each party shall pay its own costs of arbitration. Each party shall also be responsible for any fees and costs imposed by tribunal in connection with the arbitration, if any.

6.10     Survival. For avoidance of doubt, the provisions of Sections 4.5, 4.7, 5 and 6 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

6.11     Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

6.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

6.13     Taxes. Employee shall be solely responsible for taxes imposed on Employee by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

6.14     Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code (and any regulations and guidelines issued thereunder) (the “Code”) to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent. If an amendment of this Agreement is necessary in order for it to comply with Section 409A of the Code, the parties hereto will negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 6.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A of the Code.

In addition, notwithstanding any provision to the contrary in this Agreement, if Employee is deemed on the date of her “separation from service” (within the meaning of Treas. Reg. Section 1.409A- 1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six- month period measured from the date of her “separation from service” and (ii) the date of her death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, to the extent necessary to comply with Section 409A of the Code, reference to Employee’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Employee’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h) with the work threshold of less than 50% of the prior level of services, as uniformly applied by Company) in tandem with Employee’s termination of employment with Company. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein or in the expense reimbursement policies of Company, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

If the Release Period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover Release Period”), then any severance payments contingent upon a release and that would otherwise occur during the portion of the Crossover Release Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover Release Period that falls within the second year.

6.15     280G Excise Tax. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Employee would receive from Company under this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment to the Employee. The accounting firm engaged by Company for general audit purposes as of the day prior to the change of control shall perform the foregoing calculations.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EMPLOYEE

/s/ Renee Zimmerman
Renee Zimmerman

AG&E HOLDINGS, INC.

/s/ Anthony S. Spier
By: Anthony S. Spier
Title: President / CEO

Exhibit A

AG&E Holdings, Inc.

Nondisclosure, Intellectual Property, Noncompetition and Nonsolicitation Agreement

THIS NONDISCLOSURE, INTELLECTUAL PROPERTY, NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) is entered into between RENEE ZIMMERMAN (“Employee”) and AG&E HOLDINGS, INC. (the “Company”) and is effective as of the Effective Date of the employment agreement entered into by Employee and the Company of even date herewith (the “Employment Agreement”).

WHEREAS, the Company possesses certain valuable confidential, proprietary and trade secret information (collectively, “Confidential Information” as further defined below), and customer relationships, that gives the Company a competitive advantage;

WHEREAS, as a result of being employed by the Company Employee will be given access to and will assist in the development of the Company’s Confidential Information It is the intent of this Agreement to safeguard the Confidential Information and the Company’s customer relationships both during and after the term of Employee’s employment by the Company; and

WHEREAS, the Company’s reputation and present and future competitive position are largely dependent upon the protection of the Confidential Information and Employee’s performance of the terms of this Agreement.

NOW, THEREFORE, in consideration of the Company’s (i) employing Employee and

(ii)     providing Employee access to the Company’s Confidential Information and customers and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.     Nondisclosure. Employee acknowledges that, during (i) the period of her employment with the Company and (ii) the longer of the period of time she is being paid under the Employment Agreement or 12 months after the termination of Employee’s employment under the Employment Agreement (the “Restricted Period”) and solely by reason of her employment and relationship with the Company, she will have access to and knowledge of the Company’s services, products and programs, computers, software, source code, object code, program libraries, interface specifications, analyses, tests, notes, designs, diagrams, customer lists, customer contracts, prospects, compiled historic customer information, sales support and end user support practices and procedures, quality assurance, business plans and strategies, tactics, methods, pricing, fees, pricing and profitability factors, marketing materials, training materials, research, marketing strategies, personnel information, including, without limitation, personnel lists, resumes, personnel data, salary information, organizational structure and performance evaluations, other confidential information concerning the Company’s business, and information from or about the Company’s customers that the Company’s customers expressly wish, and may reasonably expect, to be kept confidential (collectively, “Confidential Information”). As used herein, the term “Confidential Information” shall not include any knowledge or information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Employee, general industry and other knowledge previously known by Employee, information required to be disclosed by Employee because of legal process, subpoena or other similar method or is or becomes publicly known through no wrongful act of the Employee. Employee acknowledges that the Confidential Information including, without limitation, trade secrets, is the property of the Company and is a valuable and unique asset of the Company’s business. Employee also acknowledges that disclosure or misuse of Confidential Information from or about the Company or the Company’s customers may harm the Company and its customers. Therefore, Employee agrees that during the Restricted Period, except as part of her duties and responsibilities as an employee of the Company, she:

(a)     will not, at any time, in whole or in part, directly, divulge or disclose any Confidential Information to any person or entity, unless in response to a subpoena or similar legal process or to discovery proceedings, in each case brought or initiated by a third party concerning a matter in litigation or based upon advice of counsel that such disclosure is necessary under applicable law or regulation; provided, however, that Employee shall promptly notify the Company of any such request and reasonably cooperate with efforts by the Company, at the Company’s sole expense, to obtain an appropriate protective order or other assurance satisfactory to the Company of confidential treatment for the information required to be so disclosed;

Exhibit A - Page 1

(b)     will not, at any time, in whole or in part, directly or indirectly, use any Confidential Information for her own benefit or for the benefit of any other person or entity;

(c)     will take all commercially reasonable steps to safeguard Confidential Information that is within her possession or control and to protect such information against disclosure, misuse, loss or theft;

(d)     will not, at any time, make unauthorized copies of any portion of any Confidential Information;

(e)     will adopt and implement all procedures prescribed from time to time by the Company to prevent unauthorized use or disclosure of Confidential Information; and

(f)     will, upon termination of her employment for any reason, immediately cease to use the Confidential Information, and will return to the Company (or destroy, if so directed by the Company) all Confidential Information (originals and copies including, without limitation, all Confidential Information stored electronically or otherwise) in her possession, custody and/or control; provided however Employee shall retain such information necessary to enforce this Agreement.

2.	Noncompetition and Nonsolicitation; Non-Disparagement.

(a)     Employee covenants and agrees that, during the Restricted Period, she shall not, directly or indirectly, for her own benefit or for the benefit of others, provide the same or similar senior level managerial executive services that she provided to the Company for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory.

(i)     “Competing Products or Services” means products for, or services provided to, casinos, gaming business or other persons, organizations or locations providing gaming products, equipment or services or that are in the gaming or gaming service or gaming products or equipment business.

(ii)     “Competing Organization” means persons or organizations, including, without limitation, the Employee himself, engaged in, or about to become engaged in the marketing, providing or selling of a Competing Product or Service.

(iii)     “Restricted Territory” means within the United States (including its territories) any metropolitan area where Employee conducted business during the term of her employment.

Exhibit A - Page 2

(b)     Employee covenants and agrees that, during the Restricted Period, she will not, directly or indirectly, whether for her own benefit or for the benefit of any other person or entity, solicit, induce, or attempt to induce any customer of the Company with which the Employee had substantive and material contact or supervisory responsibility to stop doing business with the Company.

(c)     Employee further covenants and agrees that, during the Restricted Period, she will not, directly or indirectly, whether for her own benefit or for the benefit of any other person or entity hire, any executive, employee or independent contractor of the Company with whom Employee directly supervised or with whom reported directed to Employee for a Competing Organization.

(d)     Employee covenants and agrees that, during the Restricted Period, she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its senior officers, directors or managers, provided however the recitation of the truth shall not be a violation of this Section.

(e)     The Company covenants and agrees that, during the Restricted Period, it will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Employee provided however the recitation of the truth shall not be a violation of this Section.

(f)     Employee agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 2 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable, to the extent authorized by applicable law.

3.	Assignment of Intellectual Property.

(a)     Employee agrees to and hereby does grant and assign to the Company any interest in and all rights and title to (including, without limitation, rights to patents, copyrights and all other proprietary interests) any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, software, source code, object code, creations, developments, ideas, or trade secrets that Employee (either alone or with others) makes, creates, conceives, invents, discovers, develops, or reduces to practice during the Employment Period under the Employment Agreement that

(i) relates to the business of the Company or the Company’s actual or demonstrably anticipated research or development, (ii) results from any work Employee performed for the Company, or (iii) results from the use of the Company’s time, equipment, supplies, facilities, property, trade secrets or other Confidential Information (“Intellectual Property”). Any such assignment of Intellectual Property shall occur regardless whether or not it is patentable or registrable under copyright or similar statutes or subject to analogous protection. Any such assignment shall be without additional compensation to Employee. Employee acknowledges that she has and shall have no intellectual property or other right, title or interest in or to any such Intellectual Property. Employee will promptly disclose and deliver such Intellectual Property to the Company and, at the request of and without charge to the Company, Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Intellectual Property in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including, without limitation, executing and signing any and all relevant applications, assignments, or other instruments. Employee further agrees to provide, at the Company’s request, declarations and affidavits and to give testimony, in depositions, hearings, or trials, in support of any of the Company’s rights hereunder. These obligations continue even after any termination of the employment relationship. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection, for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agent and attorney-in-fact to act for and on her behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by her.

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(b)     Employee acknowledges that all original works of authorship, including, without limitation, software, manuals and documentation, that have been or may be created by Employee during and within the scope of employment are and shall be “works-for-hire” and the sole property of the Company.

(c)     Notwithstanding any provision of this Agreement, Employee understands and agrees that Employee is not being required to assign, and will not be deemed to have assigned, the following:

(i)     any inventions that the Employee developed entirely on her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by the Employee for the Company.

(ii)     Inventions, developments and intangible interests and properties (i.e., patents, patent applications, intellectual property, copyrights, trade secrets, and trademarks) that Employee made prior to starting employment with the Company. To avoid any uncertainty, Employee agrees to set forth as an Exhibit to this Agreement, any inventions, developments and intangible interests that she owns or has an interest in at the time of execution of this Agreement.

4.     Prior Employment. The Company does not want, and Employee is not permitted to bring to the Company or use any confidential information of a prior employer or its clients. Employee hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract or agreement, to which Employee is a party or by which she is bound. The Company acknowledges receipt of the employment agreement and related terms and conditions of Employee’s current employment.

5.     Remedy for Breach. Employee expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Agreement shall, to the extent permitted by a court with jurisdiction therefor, entitle the Company, in addition to any other legal remedies available to it, to seek injunctive relief, to prevent any violation of this Agreement without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury. Employee recognizes, acknowledges and agrees that such injunctive relief may be necessary to protect the Company’s legitimate business interests. Employee further acknowledges that the restrictions set forth above in Sections 1 and 2 including, without limitation, the time periods and activity limitations, are reasonable and necessary for the protection of the Company’s legitimate business interests; that such restrictions do not impose an undue hardship on Employee or otherwise preclude Employee from obtaining gainful employment; that irreparable injury will result to the Company if Employee violates such restrictions; and that, in the event of Employee’s actual violation of such restrictions, monetary damages may not be an adequate remedy for any such breach and the Company may have no adequate remedy at law. Employee further acknowledges and agrees that the existence of any claims which Employee may have against the Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Company of any of its rights under this Agreement. For the avoidance of doubt, this Agreement is not subject to the arbitration provisions of Section 6.9.2 of the Employment Agreement.

Exhibit A - Page 4

6.     Expenses. In any dispute arising under or related to this Agreement (including an alleged breach thereof) or any proceeding relating to the enforcement of this Agreement, the prevailing party will be entitled to an award of its costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in such action from the non-prevailing party within 30 days following the final settlement of such dispute.

7.     Tolling of Restrictive Periods. If Employee is found by a non-appealable order by a court in the relevant jurisdiction to have violated any of the restrictions set forth in this Agreement, the time period for such restrictions shall be extended for a period of time equal to the period during which Employee is found to be in violation of this Agreement.

8.     Invalidity of Any Provision. It is the intention of the parties hereto that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period or restriction such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

9.     Applicable Law; Forum. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Illinois, without giving effect to the conflicts laws of such state. Employee and the Company agree that the exclusive venue of any action, proceeding, claim, counterclaim, cross-claim or other litigation arising out of or relating to this Agreement shall be in the Superior Court of New Jersey, Law or Chancery Division, Atlantic County, which shall retain jurisdiction over the parties for that purpose, and the parties will consent to the personal jurisdiction of such court for such purpose.

10.     Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

11.     Successors and Assigns; Meaning of “Company”. This Agreement shall inure to the benefit of and be binding upon Employee and her estate, the Company, its subsidiaries and affiliates, and each of their respective successors and assigns, including any successor to the Company. For purposes of this Agreement, the term “Company” shall include any subsidiary, division, predecessor, successor or assign of the Company.

12.     Entire Agreement. This Agreement contains the entire agreement of the parties. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

13.     Assistance of Counsel. Employee acknowledges that she has read and understands this Agreement in its entirety before signing this Agreement, and that Employee has had an opportunity to consult with counsel of her choice before doing so and has so consulted with such counsel.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

EMPLOYEE:		AG&E HOLDINGS, INC.

/s/ Renee Zimmerman	By:	/s/ Anthony S. Spier
Renee Zimmerman	Name:	Anthony S. Spier
	Title:	President / CEO
Date: November 28, 2016	Date:	11/28/2016

Exhibit A - Page 6